Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-272907

CENTERPOINT ENERGY RESOURCES CORP.

Offer to Exchange the Notes Set Forth Below

Registered Under the Securities Act of 1933, as amended,

for

Any and All Outstanding Restricted Notes

Set Forth Opposite the Registered Notes

REGISTERED NOTES	RESTRICTED NOTES
$75,000,000 6.10% Senior Notes due 2035 (CUSIP No. 15189WAR1)	$75,000,000 6.10% Senior Notes due 2035 (CUSIP Nos. 15189WAQ3 and U14088AD7)

Principal Terms of the Exchange Offer

This is an offer (the “exchange offer”) by CenterPoint Energy Resources Corp., a Delaware corporation (“CERC,” the “Company,” “we,” “us,” “our,” the “Issuer” or the “Registrant”), to exchange all outstanding unregistered Restricted Notes (as defined below) for an equal principal amount of the Company’s 6.10% Senior Notes due 2035 (the “Registered Notes”), the offer of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Company issued the unregistered 6.10% Senior Notes due 2035 (CUSIP Nos. 15189WAQ3 and U14088AD7) (the “Restricted Notes”) on October 5, 2022 in a private offer pursuant to which such notes were exchanged for notes of Vectren Utility Holdings, LLC (formerly Vectren Utility Holdings, Inc.) (“VUH”), an Indiana limited liability company and indirect, wholly-owned subsidiary of CenterPoint Energy, Inc., a Texas corporation (“CenterPoint Energy”).

The exchange offer expires at 5:00 p.m., New York City time, on August 18, 2023, unless the Company extends the offer. You may withdraw tenders of Restricted Notes at any time prior to the expiration of the exchange offer. The exchange offer is not subject to any condition other than that it will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offer have been instituted or threatened in any court or by any governmental agency. The exchange offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange.

Principal Terms of the Registered Notes

The terms of the Registered Notes to be issued in the exchange offer are substantially identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in the annual interest rate for failure to comply with the Registration Rights Agreement (as defined herein). Both the Registered Notes and the Restricted Notes that are not exchanged in the exchange offer will be treated as a single series of debt securities under the Indenture (as defined below), pursuant to which the Restricted Notes were, and the Registered Notes will be, issued, along with any additional notes issued pursuant to the Indenture.

The Registered Notes are new securities, and there is currently no established trading market for the Registered Notes. The Company does not intend to list the Registered Notes on any securities exchange or to apply for quotation in any automated dealer quotation system, and, therefore, no active public market is anticipated.

The Registered Notes will be unsecured and will rank equally with other unsecured and unsubordinated indebtedness of CERC. The Registered Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of CERC’s subsidiaries. The Registered Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

The exchange offer involves risks. You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 90 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” in this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Registered Notes or the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2023.

The Company has not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. The Company does not take any responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to offer or sell these securities.

No person is authorized in connection with this exchange offer to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. The information contained in this prospectus speaks only as of its date and the information in documents incorporated by reference in this prospectus speak only as of the respective dates of those documents or the dates on which they were filed with the SEC, as applicable. The business, financial condition, results of operations and prospectus of CERC may have changed since such dates.

This prospectus does not constitute an offer to sell or buy any Registered Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Registered Notes and participate in the exchange offer solely on information contained or incorporated by reference in this prospectus.

No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable legal investment or similar laws or regulations.

We have filed with the SEC a registration statement on Form S-4 (File No. 333-272907) with respect to the exchange offer and the Registered Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about the Company, the exchange offer and the Registered Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information.” Statements the Company makes in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When the Company makes such statements, the Company refers you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The prospectus incorporates important business and financial information

i

about the Company that is not included in or delivered with this document. The registration statement, including its exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge upon oral or written request to:

CenterPoint Energy Resources Corp.

c/o CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

In order to ensure timely delivery, you must request the information no later than August 11, 2023, which is five business days before the expiration of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projections,” “should,” “target,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

our business strategies and strategic initiatives, restructurings, including our common control acquisition of Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, LLC from VUH on June 30, 2022, joint ventures and acquisitions or dispositions of assets or businesses, including the completed sale of our natural gas businesses in Arkansas and Oklahoma, which we cannot assure will have the anticipated benefits to us;

•

industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-utility products and services and effects of energy efficiency measures and demographic patterns;

•	our ability to fund and invest planned capital and the timely recovery of our investments;

•	our ability to comply with applicable environmental standards;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	economic conditions in regional and national markets, including inflation, interest rates and instability of banking institutions, and their effect on sales, prices and costs;

•

weather variations and other natural phenomena, including the impact of severe weather events on operations, capital and legislation, such as seen in connection with the extreme and unprecedented winter weather event in February 2021 that resulted in electricity generation supply shortages, including in Texas, and natural gas supply shortages and increased wholesale prices of natural gas in the United States, primarily due to prolonged freezing temperatures (“February 2021 Winter Storm Event”);

•	increases in commodity prices;

•	volatility in the markets for natural gas as a result of, among other factors, armed conflicts, including the conflict in Ukraine and the related sanctions on certain Russian entities;

•	changes in rates of inflation;

•

continued disruptions to the global supply chain, including tariffs and other legislation impacting the supply chain, that could prevent CenterPoint Energy from securing the resources needed to, among other things, fully execute on its 10-year capital plan or achieve its net zero and carbon emissions reduction goals;

•	non-payment for our services due to financial distress of our customers;

•

public health threats, such as COVID-19, and their effect on our operations, business and financial condition, our industries and the communities we serve, U.S. and world financial markets and supply chains, potential regulatory actions and changes in customer and stakeholder behavior relating thereto;

•

state and federal legislative and regulatory actions or developments affecting various aspects of our businesses, including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•

direct or indirect effects on our facilities, resources, operations and financial condition resulting from terrorism, cyber attacks or intrusions, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, ice, earthquakes, explosions, leaks, floods, droughts, hurricanes, tornadoes and other severe weather events, pandemic health events or other occurrences;

•

tax legislation, including the effects of the Coronavirus Aid, Relief, and Economic Security Act and Inflation Reduction Act of 2022 (which includes but is not limited to any potential changes to tax rates, Corporate Alternative Minimum Tax imposed, tax credits and/or interest deductibility), as well as any changes in tax laws under the current or future administrations, and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and our rates;

•	our ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•

matters affecting regulatory approval, legislative actions, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or cancellation or in cost overruns that cannot be recouped in rates;

•

local, state and federal legislative and regulatory actions or developments relating to the environment, including, among others, those related to global climate change, air emissions, carbon and waste water discharges, and CenterPoint Energy’s net zero and carbon emissions reduction goals;

•	the impact of unplanned facility outages or other closures;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•

the availability and prices of raw materials and services and changes in labor for current and future construction projects and operations and maintenance costs, including our ability to control such costs;

•	the investment performance of CenterPoint Energy’s pension and postretirement benefit plans;

•	changes in interest rates and their impact on costs of borrowing and the valuation of CenterPoint Energy’s pension benefit obligation;

•

commercial bank and financial market conditions, including the current disruptions in the banking industry, our access to capital, the cost of such capital, impacts on our vendors, customers and suppliers, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	inability of various counterparties to meet their obligations to us;

•	the extent and effectiveness of our risk management activities;

•	timely and appropriate regulatory actions, which include actions allowing securitization, for any hurricanes or other severe weather events, or natural disasters or other recovery of cost;

•	acquisition and merger activities involving us or our competitors, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	changes in technology and their adoption by consumers;

•	the impact of climate change and alternate energy sources on the demand for natural gas transmitted by us;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the recording of impairment charges;

•	political and economic developments, including energy and environmental policies under the current administration;

•	the transition to a replacement for the London Interbank Offered Rate benchmark interest rate;

•	CenterPoint Energy’s ability to execute on its strategy, initiatives, targets and goals, including its net zero carbon emissions reduction goals and its operations and maintenance expenditure goals;

•	the outcome of litigation, including litigation related to the February 2021 Winter Storm Event;

•	the effect of changes in and application of accounting standards and pronouncements; and

•

other factors we discuss in “Risk Factors” beginning on page 10 of this prospectus and in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated herein by reference, and in other reports we file from time to time with the SEC that are incorporated herein by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements.

All of the forward-looking statements we make in connection with this prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, Current Reports on Form 8-K and other filings we make with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information” elsewhere in this prospectus.

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SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offer or the Registered Notes, including information that may be important to you. To better understand our business and financial position, you should carefully review this entire document and the documents incorporated by reference herein, including the information under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information.”

CenterPoint Energy Resources Corp.

We are an indirect, wholly owned subsidiary of CenterPoint Energy. We directly own and operate natural gas distribution systems in Louisiana, Minnesota, Mississippi and Texas, and indirectly own and operate natural gas distribution systems in Indiana and Ohio through Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, LLC, respectively. Additionally, we own and operate permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through our subsidiary, CenterPoint Energy Intrastate Pipelines, LLC.

Our principal executive office is located at 1111 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 207-1111.

Recent Developments

Senior Notes Issuance

On May 3, 2023, we issued $300 million aggregate principal amount of our 5.25% Senior Notes due 2028 (the “May 2023 Offering”) and used the net proceeds for general corporate purposes, including the repayment of a portion of the borrowings under our term loan agreement (the “Term Loan Agreement”) which was scheduled to mature on February 15, 2024.

Repayment of Term Loan

On May 4, 2023, we repaid in full $500 million of borrowings under the Term Loan Agreement, and terminated the Term Loan Agreement. We did not incur any penalties in connection with the early termination of the Term Loan Agreement.

The Exchange Offer

Background	On October 5, 2022, we (i) completed our private exchange offer to all eligible holders of outstanding 6.10% Senior Notes due December 1, 2035 issued by VUH (the “VUH Exchange Offer”) and issued the Restricted Notes and (ii) in connection with the completion of the VUH Exchange Offer, entered into a registration rights agreement with the dealer manager of the VUH Exchange Offer with respect to the Restricted Notes (the “Registration Rights Agreement”). We are offering to issue the Registered Notes in exchange for the Restricted Notes to satisfy our obligations under the Registration Rights Agreement to holders of the Restricted Notes.

After the exchange offer is complete, holders of Restricted Notes will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes, except in the limited circumstances described in the Registration Rights Agreement.

Exchange Offer	We are offering to exchange the Restricted Notes for a like principal amount of Registered Notes, the offer of which has been registered under the Securities Act.

The Registered Notes will be substantially identical in all material respects to the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.

The Restricted Notes may be exchanged only in minimum denominations of $1,000 and integral multiples thereof. You should read the discussion under the headings “The Registered Notes” and “Description of the Registered Notes” for further information regarding the Registered Notes. You should also read the discussion under the heading “Terms of the Exchange Offer” for further information regarding the exchange offer and resale of the Registered Notes.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), the Company believes that the Registered Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the Registered Notes in the ordinary course of business;

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes; and

•	you are not an “affiliate” of the Company as defined in Rule 405 of the Securities Act.

By completing and submitting the letter of transmittal and exchanging your Restricted Notes for Registered Notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. See “Plan of Distribution.”

Any holder of Restricted Notes who:

•	is an affiliate of the Company as defined in Rule 405 of the Securities Act;

•	does not acquire the Registered Notes in the ordinary course of its business; or

•

cannot rely on the position of the staff of the SEC expressed in the no-action letters to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar no-action letters must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Registered Notes. The Company will not assume, nor will the Company indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Registered Notes issued in the exchange offer absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

If for any reason the exchange offer is not completed on or prior to October 5, 2023 or if, following such date, the Company receives a written request from certain holders of the Restricted Notes for the filing of a shelf registration statement, then the Company will be required to use commercially reasonable efforts to file and cause to become effective a shelf registration statement under the Securities Act which would cover resales of the registrable securities held by such persons. See “Terms of the Exchange Offer—Additional Obligations.”

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on August 18, 2023, or such later date and time to which the Company extends it. The Company does not currently intend to extend the expiration time for the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to the following conditions, which the Company may waive:

•	the exchange offer does not violate applicable law, rule, regulation or applicable interpretations of the staff of the SEC; and

•

there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to the exchange offer, which, in the Company’s judgment, could reasonably be expected to impair the Company’s ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the Restricted Notes being tendered for exchange. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Restricted Notes	If you wish to accept and participate in the exchange offer, you must complete and submit the accompanying letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal, together with the Restricted Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. Because you hold Restricted Notes through The Depository Trust Company (“DTC”), if you wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC described herein.

By signing or agreeing to be bound by the letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, you represent to the Company that, among other things:

•	any Registered Notes that you receive will be acquired in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes;

•

if you are a broker-dealer that will receive Registered Notes for your own account in exchange for Restricted Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Registered Notes; and

•	you are not an “affiliate” of the Company as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender Restricted Notes in the exchange offer, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender the Restricted Notes on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, you must either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time of the exchange offer.

If you are a beneficial owner that holds Restricted Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Restricted Notes, contact Euroclear or Clearstream directly to ascertain the procedures for tendering Restricted Notes and comply with such procedures.

Withdrawal of Tenders	Tenders of the Restricted Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offer—Exchange Agent” before the expiration time of the exchange offer.

Acceptance of the Restricted Notes and Delivery of the Registered Notes	If all of the conditions to the completion of the exchange offer are satisfied, the Company will accept any and all Restricted Notes that are properly tendered in the exchange offer and not properly withdrawn before the expiration time. The Company will return any Restricted Notes that the Company does not accept for exchange to its registered holder at the Company’s expense promptly after the expiration time. The Company will deliver the Registered Notes to the registered holders of Restricted Notes accepted for exchange promptly after the expiration time and acceptance of the Restricted Notes. See “Terms of the Exchange Offer—Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes.”

Effect on Holders of the Restricted Notes	As a result of making, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, the exchange offer, the Company will have fulfilled an obligation contained in the Registration Rights Agreement. If a holder of Restricted Notes does not tender its Restricted Notes in the exchange offer, such holder will continue to hold its Restricted Notes and such holder will be entitled to all the rights and limitations applicable to the Restricted Notes in the Indenture (as defined below), except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer. See “Terms of the Exchange Offer—Purpose and Effect of the Exchange Offer.”

Consequences of Failure to Exchange	All untendered Restricted Notes will continue to be subject to the restrictions on transfer provided for in the Restricted Notes and in the Indenture. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Restricted Notes will likely become more limited to the extent that other holders of Restricted Notes participate in the exchange offer. Following consummation of the exchange offer, the Company will not be required to register under the Securities Act any Restricted Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Restricted Notes not eligible to participate in the exchange offer pursuant to the Registration Rights Agreement. If your Restricted Notes are not tendered and accepted in the exchange offer, it may become more difficult to sell or transfer your Restricted Notes. See “Terms of the Exchange Offer—Additional Obligations” and “Risk Factors.”

Material U.S. Federal Income Tax Considerations	The exchange of Restricted Notes for Registered Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “Terms of the Exchange Offer—Exchange Agent.”

The Registered Notes

The terms of the Registered Notes are summarized below. This summary is not a complete description of the Registered Notes. For a more detailed description of the Registered Notes, see the discussion under the heading “Description of the Registered Notes.” Unless the context requires otherwise, the terms “CERC,” the “Company,” the “Issuer,” “we,” “our” and “us” refer to CenterPoint Energy Resources Corp. and its consolidated subsidiaries as of March 31, 2023. Other than the restrictions on transfer and additional interest provisions, the Registered Notes will have the same terms as the Restricted Notes.

The Restricted Notes were, and the Registered Notes will be, issued by CenterPoint Energy Resources Corp. The following table sets forth the title (including interest rate), CUSIP numbers of the Restricted Notes, maturity date, aggregate principal amount and interest payment dates of the Registered Notes offered hereby. The Restricted Notes were, and the Registered Notes will be, issued pursuant to Supplemental Indenture No. 22, dated as of October 5, 2022 (the “Supplemental Indenture”), to the Indenture, dated as of February 1, 1998 (the “Base Indenture”; the Base Indenture as amended, supplemented or otherwise modified by the Supplemental Indenture, the “Indenture”), between CenterPoint Energy Resources Corp. and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as trustee, each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Title (Including Interest Rate)	CUSIP Nos. of Restricted Notes	Maturity Date	Aggregate Principal Amount	Interest Payment Dates
6.10% Senior Notes due 2035	15189WAQ3 and U14088AD7	December 1, 2035	$75,000,000	June 1 and December 1

Interest Payment Dates	Interest on the Registered Notes will be paid semi-annually in arrears on June 1 and December 1. Interest on the Registered Notes will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor.

Optional Redemption	The Registered Notes to be issued in the exchange offer will have the same optional redemption provisions as the Restricted Notes.

We may redeem the Registered Notes, in whole or in part, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Registered Notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the related notes, discounted to the redemption date on a semi-annual basis at the treasury rate, plus 25 basis points, plus, in either case, unpaid interest accrued to the redemption date.

For more information on the redemption provisions of the Registered Notes, see “Description of the Registered Notes—Optional Redemption.”

Certain Covenants	The Indenture governing the Registered Notes does not contain financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing any of our other securities.

Under the Indenture, we will not consolidate with or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety, to any person, and we may not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, subject to certain exceptions. See “Description of the Registered Notes—Certain Covenants.”

These covenants are identical to those applicable to the Restricted Notes to be exchanged in the exchange offer.

Ranking	The Registered Notes, when issued, will:

•	be our general unsecured obligations;

•	rank equally in right of payment with our other existing and future unsecured and unsubordinated indebtedness; and

•	be structurally subordinated to the liabilities of our subsidiaries.

As of March 31, 2023, we, on an unconsolidated basis, had approximately $4.4 billion aggregate principal amount of indebtedness outstanding (inclusive of outstanding commercial paper), all of which was unsecured and unsubordinated. As of March 31, 2023, our subsidiaries had approximately $1.4 billion aggregate principal amount of indebtedness outstanding (such amount is inclusive of $1.3 billion of intercompany borrowings owed to CenterPoint Energy Resources Corp.), all of which was unsecured.

The right of our creditors to participate in any assets of any subsidiary will be structurally subordinated to any security interest in the assets of the subsidiary, any indebtedness of the subsidiary senior to that held by us and the claims of that subsidiary’s creditors, including trade creditors. See “Description of the Registered Notes—Ranking.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, we will receive in exchange Restricted Notes in like principal amount, which will be cancelled and, as such, issuing the Registered Notes will not result in any increase in our indebtedness.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association).

Minimum Denominations	The Registered Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Risk Factors	For a discussion of factors you should carefully consider before deciding to invest in the Registered Notes, see “Cautionary Statement

Regarding Forward-Looking Information” and “Risk Factors” beginning on pages iii and 10, respectively, of this prospectus, and the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022, which document is incorporated by reference in this prospectus.

Lack of Public Market	The Registered Notes are new securities and are not listed on any national securities exchange or any automated quotation system. We cannot provide any assurance about:

•	the liquidity of any markets that my develop for the Registered Notes;

•	your ability to sell the Registered Notes; or

•	the prices at which you will be able to sell the Registered Notes.

Future trading prices of the Registered Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	the ratings of the Registered Notes; and

•	the market for similar securities.

We do not intend to apply for listing of the Registered Notes on any securities exchange or for quotation on any dealer quotation system.

Governing Law	The Indenture is, and the Registered Notes will be upon issuance, governed in accordance with the laws of the State of New York.

RISK FACTORS

Investing in the Registered Notes involves risks, which risks are substantially equivalent to those applicable to the Restricted Notes exchanged therefor except that the Registered Notes will be registered. Prospective investors should consider carefully all of the information set forth in this prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors discussed below and included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022. See “Where You Can Find More Information” and “Cautionary Statement Regarding Forward-Looking Information.”

Risks Related to the Registered Notes

We cannot assure you that an active trading market will develop for the Registered Notes.

The Registered Notes will be a new issue of securities for which currently there is no established trading market. We do not intend to apply for the listing of the Registered Notes on any securities exchange or for quotation of the Registered Notes on any dealer quotation system. We cannot assure you that a trading market will develop for the Registered Notes. Even if a market for the Registered Notes does develop, we cannot assure you that there will be liquidity in that market or that such Registered Notes might not trade for less than their original value or face amount. The liquidity of any market for the Registered Notes will depend on the number of holders of such Registered Notes, the interest of securities dealers in making a market in the Registered Notes and other factors. The exchange agent is not obligated to make a market in the Registered Notes and, if it does so, it may discontinue or limit any market-making activity at any time without notice. If a liquid market for the Registered Notes does not develop, you may be unable to resell such Registered Notes for a long period of time, if at all. This means you may not be able to readily convert your Registered Notes into cash, and such Registered Notes may not be accepted as collateral for a loan.

Even if a market for the Registered Notes develops, trading prices could be higher or lower than the trading price as of the closing of the exchange offer. The price of the Registered Notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the Registered Notes, independent of our financial performance.

Our existing indebtedness, and any future indebtedness, may adversely affect our future financial and operating flexibility and our ability to service the Registered Notes.

As of March 31, 2023, we, on an unconsolidated basis, had approximately $4.4 billion aggregate principal amount of indebtedness outstanding (inclusive of outstanding commercial paper), all of which was unsecured and unsubordinated. Our existing indebtedness and the additional debt we may incur in the future for, among other things, working capital, capital expenditures, acquisitions or operating activities may adversely affect our liquidity and, therefore, our ability to make principal and interest payments on the Registered Notes.

The Indenture governing the Registered Notes will permit us to incur additional debt, which would be equal in right of payment to the Registered Notes. If we incur any additional indebtedness, including trade payables, that ranks equally with the Registered Notes, the holders of that debt would be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could intensify.

The Registered Notes will be structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

We hold a significant portion of our assets through our subsidiaries. As a result, we may depend on distributions from such subsidiaries to meet our payment obligations under any debt securities, including the

Registered Notes and our other obligations. In general, these subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us. As of March 31, 2023, our subsidiaries had approximately $1.4 billion aggregate principal amount of indebtedness outstanding (such amount is inclusive of $1.3 billion of intercompany borrowings owed to CenterPoint Energy Resources Corp.), all of which was unsecured and unsubordinated.

The terms of the Registered Notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the Registered Notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries, whether or not in connection with a change of control. The Indenture does not limit the amount of debt we or our subsidiaries may issue. As a result, we could enter into any such transaction even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Registered Notes. If we incur secured debt, the Registered Notes will be effectively junior to such debt to the extent of the value of the collateral securing such debt. Additionally, certain of our outstanding private placement notes contain provisions that may require such notes to be secured on an equal and ratable basis as other secured debt that we incur. The Indenture does not contain provisions that permit the holders of the Registered Notes to require us to redeem or repurchase the Registered Notes in the event of a takeover, recapitalization or similar transaction.

Ratings of the Registered Notes may change and affect the market prices and marketability of the Registered Notes.

Our debt securities are subject to periodic review by one or more independent credit rating agencies and may be subject to rating and periodic review by additional independent credit rating agencies in the future. Any such ratings are limited in scope and do not address all material risks relating to an investment in the Registered Notes, but rather reflect only the view of the rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit rating will remain in effect for any given period of time or that any such rating will not be lowered, suspended or withdrawn entirely by the rating agency if, in such rating agency’s judgment, circumstances so warrant. It is also possible that any such rating may be lowered in connection with future events. Holders of Registered Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Registered Notes.

The Indenture limits the ability of security holders to bring suit, waive defaults and amend the Indenture.

The Indenture provides that the consent of holders of certain minimum percentages of the aggregate principal amount of the Registered Notes is required to waive certain defaults, bring suit and, with exceptions, amend the Indenture. Your consent to such actions will not be effective unless consents are received from the holders of the required minimum amount of the Registered Notes. Further, even if you do not consent to such actions, those actions may still be taken if consented to by the holders of the required minimum amount of the Registered Notes.

Subject to certain limited exceptions, the Indenture provides that the Trustee or the holders of 33% or more in aggregate principal amount of the Registered Notes then outstanding may declare the principal amount of the Registered Notes to be due and payable immediately if an event of default shall occur and is continuing.

Redemption prior to maturity may adversely affect your return on the Registered Notes.

We may choose to redeem your Registered Notes at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Registered Notes being redeemed.

An increase in market interest rates could result in a decrease in the market value of the Registered Notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if market interest rates increase, the market value of the Registered Notes may decline. We cannot predict the future level of market interest rates.

Risks Related to the Exchange Offer

You may have difficulty selling the Restricted Notes that you do not exchange.

If you do not exchange your Restricted Notes for Registered Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Restricted Notes described in the legend on your Restricted Notes and we will not be required to offer another opportunity for you to exchange your Restricted Notes for registered notes, except in limited circumstances. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Restricted Notes only if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these requirements. We do not intend to register the Restricted Notes under the Securities Act. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Restricted Notes. To the extent Restricted Notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining Restricted Notes would likely be adversely affected. See “Terms of the Exchange Offer—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Restricted Notes.

Because we anticipate that most holders of the Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the exchange offer will be substantially limited. Any Restricted Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Restricted Notes outstanding. Following the exchange offer, if you do not tender your Restricted Notes you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that exchanges its Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Registered Notes, or resells Registered Notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Registered Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Registered Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

You must comply with the exchange offer procedures in order to receive freely tradable Registered Notes.

Delivery of the Registered Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the exchange offer will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of the Restricted Notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. The method of delivery of Restricted Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the Restricted Notes.

Consummation of the exchange offer may not occur.

The exchange offer is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offer —Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the timing described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Registered Notes, during which time such holders will not be able to effect transfers of their Restricted Notes tendered in the exchange offer. Until we announce whether we have accepted valid tenders of Restricted Notes for exchange pursuant to the exchange offer, no assurance can be given that the exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the exchange offer at any time before our announcement of whether we will accept valid tenders of Restricted Notes for exchange pursuant to the exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer or the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, we will receive in exchange Restricted Notes in like principal amount, which will be cancelled, and, as such, issuing the Registered Notes will not result in any increase in our indebtedness.

TERMS OF THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We and the dealer manager entered into a Registration Rights Agreement with respect to the Restricted Notes on October 5, 2022. Pursuant to the Registration Rights Agreement, we agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on Form S-4 with respect to a registered offer to exchange the Restricted Notes for a like aggregate principal amount of Registered Notes, with terms substantially identical in all material respects to the Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act by October 5, 2023. In furtherance of the foregoing, we have filed with the SEC a registration statement on Form S-4 (File No. 333-272907) with respect to the exchange offer and the Registered Notes. We agreed to use commercially reasonable efforts to complete the exchange offer not later than 60 days after the registration statement is declared effective by the SEC. If for any reason the exchange offer is not completed on or prior to October 5, 2023, or if, following such date, we receive a written request from certain holders of the Restricted Notes for the filing of a shelf registration statement, then we will be required to use commercially reasonable efforts to file and cause to become effective a shelf registration statement under the Securities Act which would cover resales of the registrable securities held by such persons.

After the SEC declares this exchange offer registration statement effective, we will offer the Registered Notes in return for the Restricted Notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) from the date we mail or electronically deliver notice of the exchange offer to the holders of the Restricted Notes. For each Restricted Note surrendered to us pursuant to the exchange offer, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Interest on the Registered Notes will be payable semi-annually and will accrue from the most recent interest payment date of the Restricted Notes, which was June 1, 2023.

Under existing SEC interpretations, the Registered Notes acquired in the exchange offer by holders of Restricted Notes will be freely transferable without further registration under the Securities Act if the holder of the Registered Notes is acquiring the Registered Notes in the ordinary course of its business, has no arrangement or understanding to participate in the distribution of the Registered Notes and is not an affiliate of the Company, as such terms are interpreted by the SEC; however, broker-dealers (“participating broker-dealers”) receiving Registered Notes in a registered exchange offer will also have a prospectus delivery requirement with respect to resales of such Registered Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Registered Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) with the prospectus contained in the exchange offer registration statement relating to such Registered Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

A holder of Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes in the exchange offer will be required to represent that (1) any Registered Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act and it is not engaged in, and does not intend to engage in, the distribution of the Registered Notes, (3) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company and (4) if such holder is a broker-dealer that will receive the Registered Notes for its own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

The Registration Rights Agreement provides, among other things, that if we have not exchanged Registered Notes for all Restricted Notes validly tendered in accordance with the terms of the exchange offer on or prior to October 5, 2023, or if a shelf registration statement is required under the limited circumstances set forth in the Registration Rights Agreement and such shelf registration statement is not declared effective on or prior to the 60th day after the later of October 5, 2023 and the date on which we receive a duly executed request from certain holders of Restricted Notes for the filing of a shelf registration statement, then the annual interest rate on the Restricted Notes will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of the registration default. The annual interest rate on the Restricted Notes will increase by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 1.00% per annum. The additional interest will cease to accrue when all registration defaults end or are cured. See “Exchange Offer; Registration Rights.”

Resale of Registered Notes

Based on the position that the staff of the SEC enunciated in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), the Registered Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of the Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes can make the representations set forth below under “—Procedures for Tendering the Restricted Notes.” However, if such holder intends to participate in a distribution of the Registered Notes, is a broker-dealer that acquired the Restricted Notes directly from us for its own account in the initial offering of the Restricted Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of the Company as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Restricted Notes. See “—Additional Obligations” below.

A broker-dealer that has acquired Restricted Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Restricted Notes properly tendered and not withdrawn prior to the expiration time. The Restricted Notes may only be tendered in minimum denominations of $1,000 and integral multiples thereof. We will issue $1,000 principal amount or an integral multiple thereof of Registered Notes in exchange for a corresponding principal amount of Restricted Notes surrendered in the exchange offer. In exchange for each Restricted Note surrendered in the exchange offer, we will issue a Registered Note with a like principal amount.

The form and terms of the Registered Notes will be substantially identical in all material respects to the form and terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.

The Registered Notes will evidence the same debt as the Restricted Notes. The Registered Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Restricted Notes. Consequently, both the Registered Notes and the Restricted Notes that are not exchanged in the exchange offer will be treated as a single series of debt securities under the Indenture for all purposes of the Indenture, along with any additional notes of any applicable series issued pursuant to the Indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Registered Notes being tendered for exchange.

There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.

We will be deemed to have accepted for exchange properly tendered Restricted Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Registered Notes from us and delivering the Registered Notes to such holders. Subject to the terms of the exchange offer and the Registration Rights Agreement, we expressly reserve the right to amend or terminate the exchange offer, and to not accept for exchange any Restricted Notes not previously accepted for exchange.

We will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the exchange offer. It is important that you read the section titled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Time; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on August 18, 2023, unless, in our sole discretion, we extend the expiration time of the exchange offer.

In order to extend the exchange offer, we will notify the exchange agent in writing of any extension of the exchange offer. We will notify registered holders of the Restricted Notes in writing or by public announcement of the extension, if any, of the expiration time by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

We expressly reserve the right, in our sole discretion:

•	to delay accepting for exchange any Restricted Notes due to an extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept Restricted Notes not previously accepted if any of the conditions set forth under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension or termination will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Restricted Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Restricted Notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make any material change to the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of Restricted Notes. In addition, we will extend the exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange any Registered Notes for, any Restricted Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Restricted Notes for exchange, if:

•	the exchange offer would violate any applicable law, rule, regulation or applicable interpretations of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made the representations described in the letter of transmittal and under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering the Restricted Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Registered Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Restricted Notes by giving written notice (including by public announcement) of such extension to the registered holders of the Restricted Notes as promptly as practicable. During any such extensions, all Restricted Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Restricted Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Restricted Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion; provided that any waiver of a condition of tender with respect to the exchange offer will apply to all of the outstanding Restricted Notes and not only to particular Restricted Notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Restricted Notes tendered, and will not issue Registered Notes in exchange for any Restricted Notes, if at such time any stop order will be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Procedures for Tendering the Restricted Notes

Except as described below, a holder tendering Restricted Notes must, prior to 5:00 p.m., New York City time, on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent, or

•	if Restricted Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the exchange agent.

Transmittal will be deemed made only when actually received or confirmed by the exchange agent.

In addition, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.

The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Restricted Notes to anyone other than the exchange agent.

If the holder is a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:

•	by a registered holder of the Restricted Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program.

We will reasonably determine all questions as to the validity, form and eligibility of Restricted Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Restricted Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Restricted Note before the expiration time. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured before the expiration time of the exchange offer. None of the Company, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of the Restricted Notes. None of the Company, the exchange agent or any other person will incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is executed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by the Restricted Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Restricted Notes.

If the letter of transmittal or any Restricted Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by the Company in its sole discretion, and its determination will be final and binding.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Restricted Notes will represent, among other things, that:

•

it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Registered Notes;

•	the Registered Notes will be acquired in the ordinary course of its business;

•

it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Registered Notes; and

•

if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes

Upon satisfaction of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes validly tendered and not validly withdrawn. We will issue the Registered Notes promptly after the expiration of the exchange offer and acceptance of the Restricted Notes. See “—Conditions to the Exchange Offer” above. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Restricted Notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.

For each Restricted Note accepted for exchange, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive such accrued interest on the Restricted Notes.

In all cases, issuance of Registered Notes for Restricted Notes will be made only after timely receipt by the exchange agent of:

•	book-entry confirmation of the deposit of the Restricted Notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes promptly after the expiration of the exchange offer. In the case of Restricted Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Restricted Notes will be returned or recredited promptly after the expiration of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Restricted Notes must make book-entry delivery of the Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer, including its ATOP procedures. The participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer, which confirmation must be received prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Registered Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the exchange agent at the address listed below under “—Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Restricted Notes may withdraw (and resubmit) their tenders at any time prior to the expiration of the exchange offer. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.

Any such notice of withdrawal must specify the name of the person who tendered the Restricted Notes to be withdrawn, identify the Restricted Notes to be withdrawn (including the principal amount of the Restricted Notes and the CUSIP number of the Restricted Notes) and, where Restricted Notes have been transmitted, specify the name in which the Restricted Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Restricted Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the Trustee for the Restricted Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Restricted Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Restricted Notes to be withdrawn.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Restricted Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, the Restricted Notes will be credited to an account maintained with DTC for Restricted Notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “Procedures for Tendering the Restricted Notes” above at any time prior to the expiration time.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., Exchange Agent

By Registered or Certified Mail, Overnight Delivery

c/o BNY Mellon Corporate Trust Operations – Reorganization Unit

2001 Bryan Street, 10th Floor

Dallas, Texas 75201

Attn: Tiffany Castor

For Information Call:

315-414-3034

For Facsimile Transmission (for Eligible Institutions only):

(732) 667-9408

E-mail Inquiries:

CT_REORG_UNIT_INQUIRIES@bnymellon.com

Delivery to an address other than as set forth above does not constitute a valid delivery to the exchange agent.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed under the Registration Rights Agreement to pay any and all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and we will indemnify and hold harmless the holders of the Restricted Notes (including any broker-dealers, among other persons) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offer, including out-of-pocket expenses for the exchange agent, will be paid by us. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes by a holder.

Consequences of Failure to Exchange

Holders of Restricted Notes who do not exchange their Restricted Notes for Registered Notes under the exchange offer will remain subject to the restrictions on transfer of the Restricted Notes as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Restricted Notes under the Securities Act. Based on interpretations of the SEC staff, Registered Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is the Company’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the holders acquired the Registered Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Registered Notes to be acquired in the exchange offer. Any holder who tenders Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Registered Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not currently anticipate that we will register under the Securities Act any Restricted Notes that remain outstanding after completion of the exchange offer. See “Risk Factors—Risks Related to the Exchange Offer—You may have difficulty selling the Restricted Notes that you do not exchange.”

Accounting Treatment

We will record the Registered Notes in our accounting records at the same carrying value as the Restricted Notes for which they were exchanged in respect of the offer made pursuant to this prospectus, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will expense the costs of the exchange offer and amortize the remaining unamortized expenses related to the issuance of the Restricted Notes over the term of the Registered Notes.

Additional Obligations

In the Registration Rights Agreement, we agreed that under certain circumstances we would file a shelf registration statement with the SEC covering resales of notes by holders thereof if, for any reason, the exchange offer is not completed on or prior to October 5, 2023 or if, following such date, we receive a written request from certain holders of the Restricted Notes for the filing of a shelf registration statement. In such an event, we would be under a continuing obligation to use commercially reasonable efforts to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Restricted Notes.

DESCRIPTION OF THE REGISTERED NOTES

The Restricted Notes were, and the Registered Notes will be, issued under the Indenture, as amended and supplemented from time to time, including by the Supplemental Indenture, between us and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association), as trustee (the “Trustee”).

Because this section is a summary, it does not describe every aspect of the Indenture or the Registered Notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture and the Registered Notes. You should read the Indenture and the Registered Notes, because they contain additional information and they, and not this description, will define your rights as a holder of the Registered Notes. Additionally, copies of the Indenture are available without charge upon request to us at the address provided in the section entitled “Where You Can Find More Information.” You will find the definitions of certain capitalized terms used in this section under the heading “—Certain Definitions.” For purposes of this description, references to “Company,” “CERC,” “we,” “us” or “our” refer to CenterPoint Energy Resources Corp. and its subsidiaries as of the date of this prospectus. Certain defined terms used in this section but not defined herein have the meanings assigned to them in the Indenture.

General

The following table sets forth the title (including the interest rate), CUSIP number, maturity date, maximum aggregate principal amount, interest payment dates and record dates of the Registered Notes offered.

Title (Including Interest Rate)	CUSIP Nos.	Maturity Date	Maximum Aggregate Principal Amount	Interest Payment Dates	Record Date
6.10% Senior Notes due 2035	15189WAR1	December 1, 2035	$75,000,000	June 1 and December 1	May 15 and November 15

Both the Registered Notes and the Restricted Notes that are not exchanged in the exchange offer will be treated as a single series of debt securities under the Indenture, pursuant to which the Restricted Notes were, and the Registered Notes will be, issued, along with any additional notes issued pursuant to the Indenture.

We may issue additional series of debt securities from time to time under the Indenture. There is no limitation on the amount of debt securities we may issue under the Indenture. As of March 31, 2023, approximately $3.9 billion aggregate principal amount of debt securities were outstanding under the Indenture.

Ranking of the Registered Notes

The Registered Notes will:

•	be our general unsecured obligations;

•	rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness; and

•	be structurally subordinated to all of the liabilities of our subsidiaries.

As of March 31, 2023, we, on an unconsolidated basis, had approximately $4.4 billion aggregate principal amount of indebtedness outstanding (inclusive of outstanding commercial paper), all of which was unsecured and unsubordinated.

Subject to exceptions, and subject to compliance with the applicable requirements, set forth in the Indenture, we may discharge our obligations under the Indenture with respect to the Registered Notes as described below under “—Defeasance.”

Structural Subordination

Dividends or advances from our subsidiaries are a source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we may require to pay our debt service obligations, including payments on the Registered Notes. The Registered Notes will be structurally subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries. Our subsidiaries generate a significant portion of our operating income and cash flow. As of March 31, 2023, our subsidiaries had approximately $1.4 billion aggregate principal amount of indebtedness and other liabilities outstanding (such amount is inclusive of $1.3 billion of intercompany borrowings owed to CenterPoint Energy Resources Corp.), all of which was unsecured and unsubordinated.

Principal, Maturity and Interest

The Registered Notes will mature on December 1, 2035. The Registered Notes are initially limited to $75,000,000 in aggregate principal amount. However, we may issue additional notes of the same series from time to time, without the consent of the holders of the Registered Notes. The Registered Notes will be issued in minimum denominations of $1,000 principal amount and integral multiples thereof.

Interest on the Registered Notes will:

•	accrue at the rate of 6.10% per year;

•	accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor;

•	be payable semi-annually in arrears on each June 1 and December 1, with the initial interest payment date being December 1, 2023;

•

be payable to the person in whose name the Registered Notes are registered at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date, which we refer to with respect to the Registered Notes as “regular record dates”;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, the maturity date or any redemption date falls on a day that is not a business day, the required payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date and no additional amounts will accrue on that payment for the period from and after the interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date. A “business day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.

Payment and Paying Agents

Under the Indenture, we will pay interest on the Registered Notes to the persons in whose names the Registered Notes are registered at the close of business on the regular record date for each interest payment. However, we will pay the interest payable on the Registered Notes at their stated maturity to the persons to whom we pay the principal amount of the Registered Notes.

We will pay principal, premium, if any, and interest on the Registered Notes at the offices of the Trustee, who we have designated as the sole paying agent and registrar for the Registered Notes. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the Registered Notes at all times.

Any money deposited with the Trustee or any paying agent for the payment of principal, premium, if any, and interest on the Registered Notes that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders of the Registered Notes entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A., successor to JPMorgan Chase Bank, National Association, is the Trustee, security registrar and paying agent under the Indenture for the Registered Notes. As of March 31, 2023, the Trustee served as trustee for approximately $3.9 billion aggregate principal amount of our debt securities. In addition, the Trustee serves as trustee for debt securities issued by or on behalf of our affiliates, aggregating approximately $10.1 billion as of March 31, 2023. We maintain brokerage relationships with the Trustee and its affiliates, each of whom may maintain other relationships with us or our affiliates in the ordinary course of business.

If an event of default occurs under the Indenture and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of the Registered Notes issued under the Indenture only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the Indenture pursuant to the provisions of the Trust Indenture Act. The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign.

Optional Redemption

The Registered Notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Registered Notes to be redeemed and (2) as determined by the Trustee, the sum of the present values of the remaining scheduled payments of principal and interest on the Registered Notes to be redeemed (excluding interest accrued to the date of redemption) discounted to the redemption date semi-annually (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus 25 basis points, plus, in either case, unpaid interest accrued on such Registered Notes to the date of redemption; provided, however, that interest payable on a Registered Note with respect to an interest payment date that falls on or before the redemption date shall be made to the holder of such Registered Note on the record date related to such interest payment date.

“treasury rate” means, with respect to the redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the redemption date.

“comparable treasury issue” means the United States Treasury security selected by the independent investment banker as having a maturity comparable to the remaining term of the Registered Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Registered Notes to be redeemed.

“independent investment banker” means the reference treasury dealer appointed by the Trustee after consultation with us.

“comparable treasury price” means, with respect to the redemption date, the reference treasury dealer quotation obtained.

“reference treasury dealer quotation” means, with respect to the reference treasury dealer and the redemption date, the average, as determined by the Trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“reference treasury dealer” means Goldman Sachs & Co. LLC and its respective successors; provided, however, that if Goldman Sachs & Co. LLC shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), we shall replace it with another primary treasury dealer.

The Trustee, at our written direction, will send a notice of redemption by first-class mail (or otherwise transmitted in accordance with the procedures of The Depository Trust Company with respect to the Registered Notes registered in the name of Cede & Co.) at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder of the Registered Notes to be redeemed. Unless we default on payment of the redemption price, interest will cease to accrue on the Registered Notes or portions thereof called for redemption on the date fixed for redemption. If fewer than all of the Registered Notes are to be redeemed, not more than 60 days prior to the redemption date, the Registered Notes or portions thereof called for redemption will be selected from the outstanding Registered Notes not previously called by such method as the Trustee deems fair and appropriate. In the case of a partial redemption of the Registered Notes registered in the name of Cede & Co., the Registered Notes to be redeemed will be determined in accordance with the procedures of The Depository Trust Company.

Notice of any redemption of the Registered Notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date. We shall notify holders of any such rescission as soon as practicable after we determine that such conditions precedent will not be able to be satisfied or we are not able or willing to waive such conditions precedent.

Sinking Fund

We are not obligated to make mandatory redemption or sinking fund payments with respect to the Registered Notes.

No Financial Covenants

The Indenture does not contain financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing any of our other securities. The Indenture also does not protect holders in the event of a highly leveraged transaction, except to the extent described below under the heading “— Consolidation, Merger and Sale of Assets.”

Consolidation, Merger and Sale of Assets

Under the Indenture, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety, to any person, referred to as a “successor person,” and we may not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•

the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia;

•	the successor person expressly assumes our obligations with respect to the debt securities and the Indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•	we have delivered to the Trustee the certificates and opinions required under the Indenture.

As used in the Indenture, the term “corporation” means a corporation, association, company, joint-stock company or business trust.

Events of Default

Each of the following is an event of default under the Indenture with respect to the Registered Notes:

•	our failure to pay the principal of or premium, if any, on the Registered Notes when due, including at maturity or upon redemption;

•	our failure to pay any interest on the Registered Notes for 30 days after the interest becomes due;

•

our failure to perform, or our breach in any material respect of, any other covenant or agreement in the Indenture, other than a covenant or agreement included in the Indenture solely for the benefit of another series of our debt securities issued under the Indenture, for 90 days after either the Trustee or holders of at least 33% in principal amount of the Registered Notes then outstanding have given us written notice of the breach in the manner required by the Indenture;

•

the default by us or any subsidiary, other than a project finance subsidiary, of ours in the payment, when due, after the expiration of any applicable grace period, of principal of indebtedness for money borrowed, other than non-recourse debt, in the aggregate principal amount then outstanding of $125 million or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 days after notice to us in accordance with the Indenture; and

•	specified events involving bankruptcy, insolvency or reorganization;

provided, however, that no event described in the third, fourth or fifth bullet points above will be an event of default until an officer of the Trustee, assigned to and working in the Trustee’s corporate trust department, has actual knowledge of the event or until the Trustee receives written notice of the event at its corporate trust office, and the notice refers to the Registered Notes generally, us or the Indenture.

If an event of default occurs and is continuing with respect to the Registered Notes, either the Trustee or the holders of at least 33% in principal amount of the Registered Notes then outstanding may declare the principal amount of the Registered Notes due and immediately payable. To declare the principal amount of the Registered Notes due and immediately payable, the Trustee or the holders must deliver a notice that satisfies the requirements of the Indenture. Upon a declaration by the Trustee or the holders, we will be obligated to pay the principal amount of the Registered Notes plus accrued and unpaid interest, if any.

This right does not apply if an event of default described in the fifth bullet point above occurs. If one of the events of default described in the fifth bullet point above occurs and is continuing, the Registered Notes then outstanding under the Indenture shall be due and payable immediately.

After any declaration of acceleration of the Registered Notes, but before a judgment or decree for payment, the holders of a majority in principal amount of the outstanding Registered Notes may, under certain circumstances, rescind and annul the declaration of acceleration if all events of default, other than the non-payment of principal, have been cured or waived as provided in the Indenture.

If an event of default occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. The holders of a majority in principal amount of the outstanding Registered Notes will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee of the Registered Notes, provided that:

•	the direction is not in conflict with any law or the Indenture;

•	the Trustee may take any other action it deems proper which is not inconsistent with the direction; and

•

the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law.

A holder of a Registered Note may only pursue a remedy under the Indenture if:

•	the holder has previously given the Trustee written notice of a continuing event of default for the Registered Notes;

•	holders of at least 33% in principal amount of the Registered Notes then outstanding have made a written request to the Trustee to pursue that remedy;

•	the holders have offered reasonable indemnity to the Trustee;

•	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the Registered Notes do not give the Trustee a direction inconsistent with the request.

However, these limitations do not apply to a suit by a holder of a Registered Note demanding payment of the principal, premium, if any, or interest on a Registered Note on or after the date the payment is due.

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the Indenture and specifying all of our known defaults, if any.

Certain Definitions

“consolidated net tangible assets” means the total amount of our assets, including the assets of our subsidiaries, less, without duplication:

•	total current liabilities (excluding indebtedness due within 12 months);

•	all reserves for depreciation and other asset valuation reserves, but excluding reserves for deferred federal income taxes;

•	all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset; and

•

all appropriate adjustments on account of minority interests of other persons holding common stock of any subsidiary, all as reflected in our most recent audited consolidated balance sheet preceding the date of such determination.

The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

“equity interests” means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature.

“Finance Lease” means a lease that, in accordance with accounting principles generally accepted in the United States of America, would be recorded as a finance lease on the balance sheet of the lessee, but excluding, for the avoidance of doubt, any operating leases or any other non-finance leases.

“indebtedness,” as applied to us or any subsidiary, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by us or any such subsidiary, including any and all:

•	obligations for money borrowed, other than unamortized debt discount or premium;

•	obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind;

•	obligations as lessee under a Finance Lease; and

•	amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation listed in the three immediately preceding bullet points.

All indebtedness secured by a lien upon property owned by us or any subsidiary and upon which indebtedness we or any such subsidiary customarily pays interest, although we or any such subsidiary has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of us or any such subsidiary. All indebtedness for borrowed money incurred by other persons which is directly guaranteed as to payment of principal by us or any subsidiary will for all purposes of the Indenture be deemed to be indebtedness of us or any such subsidiary, but no other contingent obligation of us or any such subsidiary in respect of indebtedness incurred by other persons shall be deemed indebtedness of us or any such subsidiary.

“lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any Finance Lease).

“non-recourse debt” means (i) any indebtedness for borrowed money incurred by any project finance subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or providing financing for, any project, which indebtedness for borrowed money does not provide for recourse against us or any of our subsidiaries (other than a project finance subsidiary and such recourse as exists under a performance guaranty) or any property or asset of us or any of our subsidiaries (other than equity interests in, or the property or assets of, a project finance subsidiary and such recourse as exists under a performance guaranty) and (ii) any refinancing of such indebtedness for borrowed money that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest or fees) at the time of the refinancing or increase the property subject to any lien securing such indebtedness for borrowed money or otherwise add additional security or support for such indebtedness for borrowed money.

“performance guaranty” means any guaranty issued in connection with any non-recourse debt that (i) if secured, is secured only by assets of or equity interests in a project finance subsidiary, and (ii) guarantees to the provider of such non-recourse debt or any other person (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such non-recourse debt, (b) completion of the minimum agreed equity or other contributions or support to the relevant project finance subsidiary, or (c) performance by a project finance subsidiary of obligations to persons other than the provider of such non-recourse debt.

“project finance subsidiary” and “project finance subsidiaries” means any of our subsidiaries designated by us whose principal purpose is to incur non-recourse debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a person created for such purpose, and substantially all the assets of which subsidiary or person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by non-recourse debt, or (y) equity interests in, or indebtedness or other obligations of, one or more other such subsidiaries or persons, or (z) indebtedness or other obligations of us or our subsidiaries or other persons. At the time of designation of any project finance subsidiary, the sum of the net book value of the assets of such subsidiary and the net book value of the assets of all other project finance subsidiaries then existing shall not in the aggregate exceed 10 percent of the consolidated net tangible assets.

“subsidiary” of any entity means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership, joint venture or other entity or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such entity, by such entity and one or more of its other subsidiaries or by one or more of such entity’s other subsidiaries.

Satisfaction and Discharge

We may discharge our obligations under the Indenture while the Registered Notes remain outstanding if (1) all outstanding debt securities issued under the Indenture have become due and payable, (2) all outstanding debt securities issued under the Indenture have or will become due and payable at their scheduled maturity within one year or (3) all outstanding debt securities issued under the Indenture are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the Indenture on the date of their scheduled maturity or the scheduled date of redemption and we have paid all other sums payable under the Indenture.

Defeasance

If we deposit with the Trustee funds or government securities sufficient to make payments on the Registered Notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the Registered Notes (“legal defeasance”); or

•

we will no longer have any obligation to comply with the events of default in the third bullet point under “—Events of Default” above, the events of default described in the fourth bullet point under “—Events of Default” above and the restrictions described under “—Consolidation, Merger and Sale of Assets” above will no longer apply to us, but some of our other obligations under the Indenture and the Registered Notes, including our obligation to make payments on those Registered Notes, will survive.

If we effect legal defeasance of the Registered Notes, the holders of the Registered Notes will not be entitled to the benefits of the Indenture, except for our obligations to:

•	register the transfer or exchange of the Registered Notes;

•	replace mutilated, destroyed, lost or stolen Registered Note; and

•	maintain paying agencies and hold moneys for payment in trust.

We will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Registered Notes to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Modification and Waiver

We may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the Registered Notes to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor;

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers;

•	add events of default for any series of debt securities;

•	add to or change any provisions of the Indenture to the extent necessary to issue debt securities in bearer form;

•

add to, change or eliminate any provision of the Indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee or surrender any right or power conferred upon us by the Indenture;

•	establish the form or terms of any series of debt securities;

•	provide for uncertificated securities in addition to certificated securities;

•	evidence and provide for successor trustees or add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities;

•	correct any ambiguity, defect or inconsistency under the Indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities;

•

supplement any provisions of the Indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded; or

•

add, change or eliminate any provisions of the Indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities.

We may enter into one or more supplemental indentures with the Trustee to add to, change or eliminate provisions of the Indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the Indenture;

•	reduces the principal amount of, or any premium or interest on, any debt security;

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	changes the place or currency of payment of principal, premium, if any, or interest;

•	impairs the right to institute suit for the enforcement of any payment on any debt security;

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•

makes certain modifications to the provisions for modification of the Indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change;

•

makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

•	changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of the debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the Indenture. However, such holders of a majority in principal amount may not waive, and consequently, the consent of holders of each outstanding debt security of a series would be required to:

•	waive any default in the payment of principal, premium, if any, or interest; or

•	waive any covenants and provisions of the Indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected.

To determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the Indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date;

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security;

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar ($) equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above; and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the Indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of the Indenture, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the Trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register.

Title

We may treat the person in whose name a Registered Note is registered on the applicable record date as the owner of the Registered Note for all purposes, whether or not it is overdue.

Governing Law

New York Law governs the Indenture and will govern the Registered Notes once issued.

Book-Entry Delivery and Settlement

We will issue the Registered Notes in the form of one or more global notes in definitive, fully registered form. The global notes will be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will remain in the custody of the Trustee.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC. DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we nor the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global notes; and

•

ownership of the Registered Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Registered Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Registered Notes represented by that global note for all purposes under the Indenture and under the Registered Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the Registered Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Registered Notes under the Indenture or the global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Registered Notes.

Payments on the Registered Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Registered Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Initial settlement for the Registered Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Although DTC has agreed to the foregoing procedures to facilitate transfers of the Registered Notes among its participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as the beneficial owner of the Registered Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

•	certain other events provided in the Indenture should occur.

EXCHANGE OFFER; REGISTRATION RIGHTS

On October 5, 2022, the Company and Goldman Sachs & Co. LLC, as dealer manager, entered into the Registration Rights Agreement with respect to the Restricted Notes. In the Registration Rights Agreement, the Company agreed, among other things, for the benefit of the holders of the Restricted Notes, to use commercially reasonable efforts to (1) cause to be filed a registration statement on Form S-4 with respect to a registered offer to exchange the Restricted Notes for Registered Notes, with terms substantially identical in all material respects to the Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause such registration statement to become effective under the Securities Act by October 5, 2023.

If the SEC declares the registration statement of which this prospectus forms a part effective, the Company will offer the Registered Notes in exchange for the Restricted Notes. The exchange offer will remain open for at least 20 business days from the date such prospectus is mailed and/or electronically delivered. For each Restricted Note surrendered to the Company under the exchange offer, the holders of such Restricted Note will receive a Registered Note of equal principal amount. Interest on the Registered Notes will be payable semi-annually and will accrue from the most recent interest payment date of the Restricted Notes, which was June 1, 2023. A holder of registrable securities that participates in the exchange offer will be required to make certain representations to us. The Company will use commercially reasonable efforts to complete the exchange offer not later than 60 days after the registration statement becomes effective.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the Registered Notes will be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act when it resells the Registered Notes. In addition, under applicable interpretations of the staff of the SEC, affiliates of the Company will not be permitted to exchange their Restricted Notes for Registered Notes in the exchange offer.

The Company will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of the Registered Notes. Restricted Notes not tendered in the exchange offer will continue to bear interest at the rate set forth in the Indenture with respect to the Restricted Notes and be subject to all the terms and conditions specified in the Indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to increases in the annual interest rate described below) after the consummation of the exchange offer.

If for any reason the exchange offer is not completed on or prior to October 5, 2023 or if, following such date, the Company receives a written request from certain holders of the Restricted Notes for the filing of a shelf registration statement, then the Company will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Restricted Notes and to keep that shelf registration statement effective until the date that the Restricted Notes cease to be “registrable securities” (as defined below). The Company will, in the event of such a shelf registration, provide to each participating holder of Restricted Notes copies of a prospectus, notify each participating holder of Restricted Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Restricted Notes. A holder of registrable securities that sells Restricted Notes under the shelf registration statement generally will be required to make certain representations to the Company, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from the Company.

If a “registration default” (as defined below) occurs with respect to registrable securities, then additional interest shall accrue on the principal amount of the Restricted Notes that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when the registration defaults ends. A “registration default” occurs if (i) the exchange offer registered on a registration statement on Form S-4 for the Restricted Notes validly tendered in accordance with the terms of such registration statement is not completed on or prior to October 5, 2023 or, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the 60th day after the later of (A) October 5, 2023 and (B) the date on which the Company receives a written request from certain holders of the Restricted Notes for the filing of a shelf registration statement or (ii) if applicable, a shelf registration statement covering resales of the Restricted Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (A) on more than two occasions of at least 30 consecutive days during the required effectiveness period as described therein or (B) at any time in any 12-month period during the required effectiveness period as described therein and such failure to remain effective or be so usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A registration default ends with respect to a Restricted Note when such Restricted Note ceases to be a registrable security or, if earlier, in the case of a registration default under clause (ii) of the definition thereof, when the registration statement again becomes effective or the prospectus again becomes usable as permitted by the definition thereof.

The Registration Rights Agreement defines “registrable securities” initially to mean the Restricted Notes and provides that the Restricted Notes will cease to be registrable securities upon the earliest to occur of the following: (i) when a registration statement with respect to the Restricted Notes has become effective and the Restricted Notes have been exchanged or disposed of pursuant to such registration statement, (ii) when the Restricted Notes cease to be outstanding or (iii) when the Restricted Notes have been resold pursuant to Rule 144 under the Securities Act (but not Rule 144A) without regard to volume restrictions, provided the Company shall have removed or caused to be removed any restrictive legend on the Restricted Notes.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Restricted Notes is payable.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Registered Notes in the exchange offer. It does not purport to contain a complete analysis of all the potential tax considerations relating to the exchange. This discussion is limited to holders of Restricted Notes who hold the Restricted Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial authorities and published positions of the Internal Revenue Service (the “IRS”), all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; dealers in securities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; or holders that hold Restricted Notes as part of a straddle, constructive sale, or conversion transaction or other integrated or risk reduction transaction.

This discussion does not address any tax consequences under U.S. federal tax laws other than those pertaining to income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Restricted Notes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the exchange to them.

This discussion is for general purposes only. All holders are urged to consult with their tax advisors as to the specific tax consequences to them of the exchange of Restricted Notes for Registered Notes in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

Consequences of Tendering Restricted Notes

The exchange of Restricted Notes for Registered Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Restricted Notes for Registered Notes, your basis in the Registered Notes will be the same as your basis in the Restricted Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Registered Notes will include your holding period for the Restricted Notes exchanged.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. CERC has agreed that, for a period of up to 90 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, CERC will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

CERC will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offer, and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date of the exchange offer, CERC will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. CERC has agreed to pay certain expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Registered Notes) other than commissions or concessions of any brokers or dealers and CERC will indemnify the holders of the Restricted Notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act.

LEGAL MATTERS

Baker Botts L.L.P. will pass upon certain legal matters for us in connection with the issuance of the Registered Notes.

EXPERTS

The financial statements of CenterPoint Energy Resources Corp. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains a Web site that contains information we filed electronically with the SEC, which you can access at http://www.sec.gov.

Our Web site is located at http://investors.centerpointenergy.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the Registered Notes and the exchange offer described in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available through the SEC’s Web site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (which does not include information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until the exchange offer described in this prospectus is completed or otherwise terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023; and

•

our Current Reports on Form 8-K and 8-K/A, as applicable, filed on  January 3, 2023 (other than the information furnished pursuant to Item 7.01 thereto),  February 21, 2023,  February 22, 2023,  March  15, 2023, March  27, 2023, May  2, 2023 and May 4, 2023.

From time to time, we, CenterPoint Energy and CenterPoint Energy Houston Electric, LLC file combined reports with the SEC. We do not intend to incorporate by reference into this prospectus information relating to CenterPoint Energy and its subsidiaries (other than us and our consolidated subsidiaries), and we make no representations as to the information relating to CenterPoint Energy and its subsidiaries (other than us and our consolidated subsidiaries) contained in such combined reports.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy Resources Corp.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

CENTERPOINT ENERGY RESOURCES CORP.

Offer to Exchange the Notes Set Forth Below

Registered Under the Securities Act of 1933, as amended

for

Any and All Outstanding Restricted Notes

Set Forth Opposite the Registered Notes

REGISTERED NOTES	RESTRICTED NOTES
$75,000,000 6.10% Senior Notes due 2035 (CUSIP No. 15189WAR1)	$75,000,000 6.10% Senior Notes due 2035 (CUSIP Nos. 15189WAQ3 and U14088AD7)

PROSPECTUS

July 21, 2023